Exhibit 10.1
FORM OF RETENTION AGREEMENT
     RETENTION AGREEMENT (“Agreement”), dated as of ___, 2009 (the “Effective Date”), made and entered into by and between K-V Pharmaceutical Company, a Delaware corporation (the “Company”), and ___(the “Executive”).
RECITALS
          WHEREAS, the Company currently employs the Executive as the ___;
          WHEREAS, the Company believes that it is in the best interests of the Company to encourage the Executive’s continued employment with and dedication to the Company; and
          WHEREAS, to that end, the Company will provide certain benefits to the Executive if the Executive remains employed by the Company, subject to the terms set forth below.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:
          1. Term. The term of this Agreement shall commence on ___, 2009 and the Agreement shall remain in effect until June 30, 2010 (the “Term”).
          [ 2. Stock Option Award. The Company, to carry out the purpose of the Company’s 2001 Incentive Stock Option Plan (the “Plan”), hereby agrees to grant to the Executive, within thirty days of the Effective Date (such date, the “Grant Date”), an incentive stock option (the “Option”) to purchase all or any part of an aggregate of ___shares of its Class A Common Stock, $.01 par value per share (the “Common Stock”). The purchase price of the shares of Common Stock issuable upon exercise of the Option (the “Option Price”) shall be the greater of (i) $1.00 per share and (ii) the closing price per share of Common Stock reported on the New York Stock Exchange at the close of trading on the Grant Date. The Option shall vest (A)(1) as to ___shares of Common Stock on December 31, 2009 if the Executive shall be an employee of the Company or any subsidiary on such date, and (2) as to ___shares of Common Stock on December 31, 2010 if the Executive shall be an employee of the Company or any subsidiary on such date, or (B) as to all shares of Common Stock on the date of the Executive’s termination from the Company or any subsidiary without Cause if the Executive is terminated from the Company or any subsidiary without Cause prior to December 31, 2010. The Option shall be granted pursuant to, and shall be subject to the terms and conditions set forth in, the Company’s form of incentive stock option agreement, attached hereto as Exhibit A. For the avoidance of doubt, however, the Executive acknowledges and agrees that the Company makes
KV: ______ Executive: ______

no representations that the Option will qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). ] 1
          [ 3. Retention Bonus.
          (a) Retention Bonus Amount. Subject to the terms of this Agreement, the Executive shall be entitled to receive a retention bonus in the amount of ___ (the “Retention Bonus”) from the Company for services previously rendered to the Company and any subsidiary.
          (b) Terms of the Retention Bonus.
               (i) If on March 31, 2010 (the “Retention Date”) the Executive is actively employed by the Company or any subsidiary, the Retention Bonus shall be paid to the Executive no later than June 30, 2010, as determined by the Company.
               (ii) If, prior to the Retention Date, the Executive shall cease to be an employee of the Company or any subsidiary as the result of the Executive’s dismissal without Cause, then the Retention Bonus shall be paid to the Executive within 60 days thereafter, as determined by the Company.
               (iii) If, prior to the Retention Date, the Executive shall cease to be an employee of the Company or any subsidiary as the result of the Executive’s dismissal for Cause, then the Executive shall no longer be eligible to receive the Retention Bonus.
               (iv) If, prior to the Retention Date, the Executive shall voluntarily terminate the Executive’s employment with the Company or any subsidiary, then the Executive shall no longer be eligible to receive the Retention Bonus.
               (v) If, prior to the Retention Date, the Executive shall cease to be an employee of the Company or any subsidiary as a result of the Executive’s death or Disability, then the Retention Bonus shall be paid to the Executive within 60 days of such termination, as determined by the Company.
          (c) Effect of Leave of Absence.
               (i) If, at any time prior to the Retention Date, the Executive takes a leave of absence but returns to work on or before the Retention Date and either (1) the Executive’s return to work rights are protected by applicable law, or (2) such leave of absence was for medical reasons and was approved by the Company, the Executive will remain eligible to receive the Retention Bonus.
               (ii) If the Executive is on a leave of absence described in Subsection (i) on the Retention Date and such Executive subsequently returns to active employment, the Executive will remain eligible to receive the Retention Bonus. If the Executive returns to active

[ 1 This provision was included to the extent an executive was awarded incentive stock options. ]

KV: ___ Executive: ___

employment after June 30, 2010, the Retention Bonus is to be paid within 60 days of the Executive’s return to active employment, as determined by the Company.
               (iii) If, at any time prior to the Retention Date, the Executive takes a Company-approved leave of absence for other than medical reasons but returns to work on or before the Retention Date, the Executive will be eligible to receive a Retention Bonus, pro-rated for the number of days the Executive was actively employed from the Effective Date through the Retention Date.
               (iv) If the Executive is on a leave of absence described in Subsection (iii) on the Retention Date and such Executive subsequently returns to active employment, the Executive will be eligible to receive a Retention Bonus, pro-rated for the number of days the Executive was actively employed from the Effective Date through the Retention Date. If the Executive returns to active employment after June 30, 2010, the Retention Bonus is to be paid within 60 days of the Executive’s return to active employment, as determined by the Company. ] 2
          4. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior oral or written agreements and understandings between them with respect to the subject matter hereof. For the avoidance of doubt, (i) the Executive will be eligible to receive severance benefits under the Company’s Severance Pay Plan which the Company adopted in February 2009 (the “Severance Pay Plan”) with regard to a termination of employment (to the extent such plan is in existence upon the Executive’s termination of employment and in accordance with the terms and conditions of such plan in effect on the date of the Executive’s termination); provided, however, that any severance benefits to which the Executive may become entitled under the Severance Pay Plan on or before March 31, 2010 will be offset by any Retention Bonus to which the Executive becomes entitled under Section 3 of this Agreement (ii) the Executive will be eligible to receive payments under the Special Retention Bonus Plan, made as of March ___, 2009, to the extent the Executive is a participant in such plan, and (iii) if the Executive has entered into an employment agreement on or after the date hereof with the Company, the terms of such agreement will not be affected by this Agreement. Further, the Executive acknowledges and agrees that any payments to which the Executive may become entitled pursuant to this Agreement shall be offset by any amounts to which the Executive may become entitled pursuant to the Worker Adjustment and Retraining Act of 1988, or any similar state law. This Agreement has been approved by the Board of Directors of the Company (the “Board”), and may not be amended or modified except by written amendment approved by the Board and the Executive.
          5. Definition of “Cause.” As used herein, “Cause” shall mean, during the Term, the occurrence of any of the following:
               (i) commission of a criminal act in respect of the Executive’s employment or conviction of, or plea of guilty or no contest to, a felony;

[ 2 This provision was included to the extent an executive was awarded a cash retention bonus. ]

KV: ___ Executive: ___

               (ii) willful misconduct, gross negligence or breach of fiduciary duty in respect of the Executive’s employment;
               (iii) continuing neglect or failure of the Executive to perform the duties reasonably assigned to the Executive by the Company and after notice from the Company of such neglect or failure, the Executive’s failure to cure such neglect or failure within thirty (30) days of such notice.
          [ 6. Definition of “Disability.” As used herein, “Disability” shall mean, during the Term, the Executive satisfies the definition set forth in the Company’s long-term disability benefit plan in which the Executive is enrolled at the time of the determination or if there is no such plan, the Executive is unable to perform the Executive’s employment duties for a continuous period of six (6) months for reasons of health, and, in the opinion of a physician appointed by the Company, such disability will continue for a prolonged period of time. ] 3
          [ 7. Section 409A. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and must be interpreted consistently therewith. ] 4
          8. Withholding. The Company shall be authorized to withhold from any award or payment it makes under the Agreement, the amount of withholding taxes due with respect to such award or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the withholding of such taxes.
          [ 9. Reimbursement of Expenses. If the Executive is not a citizen or resident of the United States, the Executive, as a condition hereof, agrees to reimburse the Company at its request for any foreign exchange premiums or license, transfer taxes or similar sums of money payable outside the United States by the Company in connection with the exercise of the Option under this Agreement. ] 5
          10. Continuance of Employment. The granting of the Option and the payment of the Retention Bonus are in consideration of the Executive’s continuing employment by the Company or any subsidiary; provided, however, nothing in this Agreement shall confer upon the Executive the right to continue in the employ of the Company or any subsidiary or affect the right of the Company or any subsidiary to terminate the Executive’s employment at any time in the sole discretion of the Company or any subsidiary, with or without cause.
          11. Interpretation. The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Compensation Committee of the Board shall be final and conclusive.

[ 3 This provision was included to the extent an executive was awarded a cash retention bonus. ]

[ 4 This provision was included to the extent an executive was awarded a cash retention bonus. ]

[ 5 This provision was included to the extent an executive was awarded incentive stock options. ]

KV: ___ Executive: ___

          12. Successors, Binding Agreement.
          (a) Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
          (b) Enforceability, Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Executive (and his or her personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, by operation of law. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees or other beneficiaries. If the Executive should die while any amount would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his or her beneficiary.
          13. Assignment. Neither party may assign this Agreement or any of his or her or its rights, benefits, obligations or duties hereunder to any other person, firm, corporation or other entity.
          14. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or on the third business day after being placed in the mail, postage prepaid, addressed to the parties hereto as follows (provided that notice of change of address shall be deemed given only when actually received):

As to the Company:	K-V Pharmaceutical Company One Corporate Woods Drive Bridgeton, MO 63044 Attention: VP, Human Resources

As to the Executive:	To the address indicated on the signature page of this Agreement (or if no address is indicated, to the last known address of the Executive shown in the Company’s records)
The address of any of the parties may be changed from time to time by such party serving notice upon the other parties.
KV: ______ Executive: ______

          15. Governing Law; Forum for Disputes. This Agreement shall be governed by the laws of the State of Missouri (other than Missouri’s principles of conflicts of laws). Any dispute between the parties relating to this Agreement may be heard only in the federal or state courts of Missouri and both parties hereby submit to the exclusive jurisdiction of such courts.
          16. Severability. Should any provision of this Agreement or any part thereof be held invalid or unenforceable, the same shall not affect or impair any other provision of this Agreement or any part thereof and the invalidity or unenforceable of any provision of this Agreement shall not have any effect on or impair the obligations of the Company or the Executive.
          17. Rules of Construction. The captions in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement. All references in this Agreement to particular Sections are references to the Sections of this Agreement, unless some other reference is clearly indicated.
          18. Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.
[SIGNATURE PAGE FOLLOWS]
KV: ______ Executive: ______

          IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

K-V PHARMACEUTICAL COMPANY

By:
Name:
Title:

[EXECUTIVE]

Address for notices:

[ ]
[SIGNATURE PAGE — RETENTION AGREEMENT]
KV: ______ Executive: ______